SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

                                    Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities
Act of 1934

Date of Report (date of earliest event reported):  August 14, 1998

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

   Colorado                   0-17267             84-1095959
(State or other            (Commission         (I.R.S. Employer
jurisdiction                File Number)       Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado        80202
(address of principal executive offices)             (zip code)

Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press releases; the text of each follows:

     Denver, Colorado - August 14, 1998 -- Mallon Resources Corporation (Nasdaq: "MLRC") today announced that its principal operating subsidiary, Mallon Oil Company, was recently awarded New Mexico's 1998 Environmental Merit Award for Innovative Achievements in Protection of the Environment. Mallon was selected for the award by the Oil Conservation Division of the New Mexico Energy, Minerals and Natural Resources Department. The award was presented at the Annual Meeting of the Independent Petroleum Association of New Mexico by Jennifer Salisbury, Secretary of the New Mexico Energy, Minerals and Natural Resources Department, and by Lori Wrotenbery, Director of the Oil Conservation Division.

     In making the presentation, Secretary Salisbury said, "This award speaks to the level of commitment that Mallon has to protecting New Mexico's resources for all its citizens. They exemplify the positive impact that industry can have in protecting our environment."

     George Mallon, Chairman of the Company, said, "Much of our work in New Mexico is conducted on Jicarilla Apache Tribal lands. So we take particular pleasure in the fact that we were nominated for this prestigious award by the Jicarilla Apache Tribe. As a corporation, we are committed to conducting all of our oil and gas operations in an environmentally responsible manner."

     Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common
Stock is quoted on Nasdaq under the symbol "MLRC."

AND
___

     Denver, Colorado - August 17, 1998 -- Mallon Resources Corporation (Nasdaq: "MLRC") today announced that it has established production in what could be a significant new natural gas field at its East Blanco Gas Project in northwest New Mexico's San Juan Basin. The Company reported that it has production tested eight gas wells in the San Jose Formation at approximately 1,500 feet. The wells have tested from 200 mcf per day to 600 mcf per day after 30,000 pound hydraulic foam fracture treatments. The San Jose sands vary in thickness from 100 to 300 feet and, to date, the wells have tested only 50 feet of the sand in the lower part of the interval. The eight test wells are widely spread across 23,000 acres in the northern section of Mallon's East Blanco Gas Project. Because gas-bearing San Jose sands have been encountered in scattered tests over much of the acreage, the Company is optimistic that substantial portions of the block will ultimately be productive from the San Jose. The Company plans to continue to test and develop the San Jose during the balance of 1998.

     George Mallon, Chairman and President of the Company, said, "We continue to uncover new production and reserves at East Blanco, where we assumed operating control in January 1997. Until recently, our production there was primarily from the well known Pictured Cliffs Formation. Then, just 12 months ago, we commenced production of gas from the Ojo Alamo Formation, which had never before been commercially produced in the Basin. We now have 42 producers in that zone and we plan to drill at least 20 more Ojo Alamo wells by year-end. This recent discovery of San Jose production above the Ojo Alamo is a completely new gas field.
While we are not yet certain of the productive limits of the San Jose or the ultimate reserve potential it holds, we believe San Jose production will have a significant impact on overall project economics when it is combined with our production from the Pictured Cliffs and the Ojo Alamo."

     The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly effect the Company's operations. These and other risk factors that affect the Company's business are discussed in the Company's Annual Report.

     Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common
Stock is quoted on Nasdaq under the symbol "MLRC."

                          Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          Mallon Resources Corporation


August 27, 1998           By: __/s/ Roy K. Ross________________
                              Roy K. Ross, Executive Vice President